                                                  REGISTRATION NO. 333-16095

 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1996.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              ------------------

                              AMENDMENT NO. 1 TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ------------------

                                 ZONAGEN, INC.
            (Exact name of registrant as specified in its charter)


          DELAWARE                                       76-0233274
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                      Identification No.)

                          2408 TIMBERLOCH PLACE, B-4
                          THE WOODLANDS, TEXAS  77380
                                (281) 367-5892
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ------------------


                              JOSEPH S. PODOLSKI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ZONAGEN, INC.
                          2408 TIMBERLOCH PLACE, B-4
                          THE WOODLANDS, TEXAS  77380
                                (281) 367-5892
(Name, address and telephone number, including area code, of agent for service)

                                With copies to:
                            ANDREWS & KURTH L.L.P.
                       2170 BUCKTHORNE PLACE, SUITE 150
                          THE WOODLANDS, TEXAS  77381
                                (713) 220-4801
                            ATTN.:  JEFFREY L. WADE


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box.   [x]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected is expected to be made pursuant to Rule 434, please check the following box. [ ]



                              ------------------


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                                                      PROSPECTUS

                                 ZONAGEN, INC.
                                 COMMON STOCK

                             --------------------

   This Prospectus relates to the offering of shares of the common stock, par value $.001 per share ("Common Stock"), of Zonagen, Inc. (the "Company") by the holders of certain securities of the Company named herein (the "Selling Securityholders"). The shares of Common Stock offered hereby (the "Shares") include up to (i) 2,810,119 shares (subject to adjustment as described in "Description of Capital Stock-Series B Preferred Stock-Conversion") of Common Stock issuable upon the conversion of shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock"), (ii) 19,512 shares of Common Stock issued in accordance with the Assignment Agreement between Gamogen, Inc. and the Company dated April 13, 1994 (the "Gamogen Agreement") and
(iii) a number of shares of Common Stock with an aggregate value of $3.0 million (determined by reference to the average closing price of the Common Stock during the 30 day period ending January 15, 1997) issuable on January 31, 1997 as the final payment under the Stock Exchange for Purchase of Fertility Technologies, Inc. dated October 13, 1994 (the "FTI Agreement").

   The Company's Common Stock is traded on The Nasdaq Small Cap Market under the symbol "ZONA" and on the Pacific Stock Exchange under the symbol "ZNG." On December 3, 1996, the last reported closing sale price of the Common Stock on The Nasdaq Small Cap Market was $10.75 per share.

   All or part of the Shares may be offered by the Selling Securityholders from time to time for their own account in transactions on The Nasdaq Small Cap Market or the Pacific Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

   None of the proceeds from the sale of the Shares by the Selling Securityholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Securityholders. The Selling Securityholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Shares by the Selling Securityholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

   The Shares have not been registered for sale by the Selling Securityholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
                                    FACTORS" WHICH BEGINS ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                The date of this Prospectus is December 5, 1996.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

   The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to hereafter are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

     1. The Company's Annual Report on Form 10-K/A-1 (File No. 1-11824) for the year ended December 31, 1995.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

     4. The Company's Current Report on Form 8-K filed with the Commission on October 15, 1996.

     5. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     6. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

   The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to Zonagen, Inc., 2408 Timberloch Place, B-4, The Woodlands, Texas 77380, Attention: Louis Ploth, Jr., telephone number (281) 367-5892.

                                  THE COMPANY

   Zonagen, Inc. ("Zonagen" or the "Company") is engaged in the development of a variety of products associated with the human reproductive system, including contraceptives, a product for the treatment of male impotency and technologies targeting enhancement of fertility and prevention of sexually-transmitted diseases. Zonagen commenced Phase III clinical trials of VASOMAX/TM/, the Company's "on-demand" oral therapeutic for male impotency, in November 1996 in the United States. The Company's goal is to become a leader in the area of human reproductive healthcare management by providing a full array of innovative products and services. The Company's growth strategy is to develop products based on its own research technology as well as in-licensing existing and late stage development products and technologies focused in the area of reproductive healthcare.

   The Company's executive offices are located at 2408 Timberloch Place, B-4, The Woodlands, Texas 77380 and its telephone number is (281) 367-5892.


                                  RISK FACTORS

   In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.

DEVELOPMENT STAGE;  QUALIFICATION OF AUDITORS' OPINION

   The Company is a development stage company. Problems, delays, expenses and difficulties are typically encountered by companies in the development stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems and costs relating to the development, testing, regulatory compliance, production, marketing and competition. There can be no assurance that the Company will successfully complete the transition from a development stage company to profitability. As reflected in Note 1 of the Notes to the Company's consolidated financial statements as of December 31, 1995 and 1994, such ability to complete the transition is dependent upon, among other things, the Company's ability to obtain additional working capital to develop, manufacture and market its products and the success of future operations. The Company's ability to continue as a going concern is affected by its reliance on research institutions and corporate partners, the uncertainty of healthcare reform and the competitive environment in which the Company operates. The Company's independent accountants have included an emphasis of a matter paragraph in their report on the Company's consolidated financial statements as of December 31, 1995 and 1994 concerning the Company's need to obtain addition financing in order to complete the research and development and other activities necessary to commercialize its products.

LIMITED CASH RESOURCES; HISTORY OF OPERATING LOSSES; NO ASSURANCE OF ADDITIONAL NECESSARY CAPITAL

   The Company has incurred losses since its inception in 1987 and expects to incur losses for the next several years. As of September 30, 1996, the Company had accumulated losses of $22,383,000 and had cash reserves of $9,934,000. As of October 31, 1996, the Company had cash and cash equivalents of approximately $13.5 million. The Company's independent public accountants have included an emphasis of a matter paragraph in their report on the Company's consolidated financial statements as of December 31, 1995 and 1994, concerning the Company's need to obtain additional financing in order to complete the research and development and other activities necessary to commercialize its products. The Company anticipates that its existing capital resources will be sufficient to fund its research and development activities through the fourth quarter of 1997. It is difficult to determine the development costs associated with the Phase III clinical development of VASOMAX/TM/ and the costs associated with a New Drug Application ("NDA") submission upon the completion of such development, if successful. Accordingly, there can be no assurance that additional capital will not be necessary prior to the time anticipated. The Company's future capital requirements will depend on many factors, including continued scientific clinical assessment of products under development. Additional financing will be required to complete the development, and to commence the manufacture and marketing, of the Company's proposed products. The unavailability of such financing could delay or prevent the development and marketing of some or all of the Company's proposed products or cause the Company to cease operations. There can be no assurance that the Company will be successful in obtaining additional capital in amounts sufficient to continue to fund its operations and product development.

UNCERTAINTIES RELATED TO CLINICAL TRIAL RESULTS

   The United States Food and Drug Administration (the "FDA") and other regulatory authorities generally require that the safety and efficacy of a drug be supported by results from adequate and well-controlled Phase III clinical trials before approval for commercial sale. The Company has limited experience in conducting and managing Phase III clinical trials. If the results of the Company's clinical trials do not demonstrate the safety and efficacy of its products in the treatment of patients suffering from the diseases for which such products are being tested, the Company will not be able to submit an NDA to the FDA. Even if the Company believes the Phase III clinical trials demonstrate the safety and efficacy of a product in the treatment of disease, the FDA and other regulatory authorities may not accept the Company's assessment of the results. In either case, the Company may have to conduct additional clinical trials in an effort to demonstrate the safety and efficacy of the product. Without acceptable results and regulatory approval, the Company will not be able to commercialize its products, which would have a material adverse effect on the Company. There can be no assurance that the results of any of the Company's clinical trials will be favorable or that its products will obtain regulatory approval for commercialization.

   The results of preclinical studies and initial clinical trials of the Company's products are not necessarily predictive of the results from large-scale clinical trials. The Company must demonstrate through preclinical studies and clinical trials that its products are safe and effective before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials are very costly and time-consuming. The speed with which the Company is able to enroll patients in clinical trials is an important factor in determining how quickly clinical trials may be completed. Many facts affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for the study. Delays in patient enrollment in the trials may result in increased costs, program delays, or both, which could have a material adverse effect on the Company. Even if the Company establishes the safety and efficacy of its products and obtains FDA and other regulatory approvals for its products, physicians may not prescribe the approved product.

   The administration of any product the Company develops may produce undesirable side effects in humans. The occurrence of side effects could interrupt or delay clinical trials of products and could result in the FDA's or other regulatory authorities' denying approval of the Company's products for any or all targeted indications. The Company, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time. Even if the Company receives FDA and other regulatory approvals, the Company's products may later exhibit adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market. There can be no assurance that any of the Company's products will be safe for human use.

   There can be no assurance that the Phase III clinical trial for VASOMAX/tm/ will be completed within any specified time period, if at all, with respect to any of the Company's current or future product candidates. The Company completed a Phase II clinical trial with VASOMAX/TM/ in Germany in February 1996. Although there were no significant side effects reported, there can be no assurance that continued clinical testing will not result in significant side effects and that the Company will not be forced to discontinue VASOMAX/TM/ clinical development. In addition, while Phase II clinical trial provided the Company with what is expected to be the optimum dose for future development, it did not provide the Company with the necessary p-value required to prove statistical significance. There can be no assurance that VASOMAX/TM/ will prove to be safe or effective at the current dose to be tested, or that VASOMAX/TM/ will be approved by the FDA for any indication.

GOVERNMENT REGULATION;  NO ASSURANCES OF REGULATORY APPROVAL

   The Company's research and development activities, preclinical studies, clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by the FDA and other regulatory authorities in the United States. These activities are also regulated in a similar manner in other countries where the Company intends to test and market its products.

   Before marketing, any drug developed by the Company must undergo an extensive regulatory approval process. The regulatory process, which includes preclinical studies and clinical trials of each compound to establish its safety and efficacy, takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA regulatory approval. Although the FDA may have been consulted in developing protocols for clinical trials, that consultation provides no assurance that the FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted NDA. Similar delays and rejections may also be encountered in foreign countries. There can be no assurance that, even after such time and expenditures, regulatory approval will be obtained for any drugs developed by the Company. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed drug, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturers, including a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Further, additional government regulation may be established that could prevent or delay regulatory approval of the Company's products.

   The Company's business is also subject to regulation under state and federal laws regarding environmental protection, hazardous substances control, and exposure to blood-borne pathogens. These laws include the Occupational Safety and Health Act, the Environment Protection Act, and the Toxic Substance Control Act. Any violation of, and the cost of compliance with, these laws and regulations could adversely affect the Company. There can be no assurance that statutes or regulations applicable to the Company's business will not be adopted that impose substantial additional costs or otherwise materially adversely affect the Company's operations.

EARLY STAGE OF PRODUCT DEVELOPMENT

   The Company has not completed the development of any proprietary product, and all of the Company's revenues currently are derived from sales by FTI of products developed or manufactured by others. The development or acquisition of commercially viable products will require significant further investment, research, development, pre-clinical and clinical testing and regulatory approvals, both foreign and domestic. There can be no assurance that the Company will be able to produce at reasonable cost, or market successfully, any such product. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for several years. Moreover, although the Company has in the past and will continue to seek opportunities for the licensing of existing product lines in the field of human reproductive healthcare, there can be no assurance that the Company will be able to successfully or profitably market its current or future products under development.

SUBSTANTIAL DEPENDENCE ON ONE PRODUCT

   Substantially all of the Company's efforts and expenditures over the next few years will be devoted to VASOMAX/TM/. Accordingly, the Company's future prospects are substantially dependent on favorable results of the Phase III clinical trials, approval by the FDA and the successful commercialization of VASOMAX/TM/.

RISKS ASSOCIATED WITH COLLABORATIVE ARRANGEMENTS

   The Company's product development and commercialization strategy involves the Company entering into various arrangements with corporate, government and academic collaborators, licensors, licensees and others. As a consequence, the Company's success may depend on the success of these other parties in performing their responsibilities. There can be no assurance that the Company will be able to establish collaborative arrangements or license agreements that are necessary or desirable for the Company to develop and commercialize its products or that such collaborative agreements or license agreements will be successful.

TECHNOLOGICAL CHANGE

   The biomedical field is undergoing rapid and significant technological change. The Company's success will depend on its ability to develop and apply its technology and on its ability to establish and maintain a competitive position in the marketplace with its products. The Company has many potential competitors in the United States and other countries for its technology and products including, among others, major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. Many of such competitors have substantially greater financial, technical, manufacturing and marketing capabilities than the Company. The Company's competitors may develop products or other technologies that are more effective than any which have been or are being developed by the Company or may obtain FDA approval or patent protection for products more rapidly than the Company. If the Company commences commercial sales of certain products, it will compete in the manufacturing and marketing of such products, areas in which the Company has no significant experience.

COMPETITION

   Competition in the pharmaceutical and medical products industries is intense and is characterized by extensive research efforts and rapid technological progress. Certain treatments for erectile dysfunction exist, such as needle injection therapy, vacuum constriction devices, penile implants and oral medications, and the manufacturers of these products will continue to improve these therapies. In July 1995, the FDA approved the use of alprostadil in The Upjohn Company's ("Upjohn") needle injection therapy product for erectile dysfunction. Previously, Upjohn had obtained approval in a number of European countries. Another company, Vivus, Inc. ("Vivus"), submitted an NDA in March 1996 for intraurethral prostaglandin administration. Vivus received a product approval letter from the FDA in early October 1996. Final market clearance is subject to standard final labeling requirements and agreements that the Vivus manufacturing facility, methods and controls comply with FDA requirements. Additional competitive therapies under development include an oral medication, Viagra, being developed by Pfizer, Inc. ("Pfizer"). Viagra is currently in Phase III clinical trials and the Company believes that Pfizer may file an NDA in the United States for Viagra by the end of 1997. Other large pharmaceutical companies, such as Tap Pharmaceuticals, Inc. and others, are also actively engaged in the development of therapies for the treatment of erectile dysfunction. These companies have substantially greater research and development capabilities as well as substantially greater marketing, financial and human resources than the Company. In addition, these companies have significantly greater experience than the Company in undertaking preclinical testing, human clinical trials and other regulatory approval procedures. There are also small companies, academic institutions, governmental agencies and other research organizations that are conducting research in the area of erectile dysfunction. For instance, Pentech Pharmaceutical, Inc. has oral medications under development. These entities may also market commercial products either on their own or through collaborative efforts. The Company's competitors may develop technologies and products that are available for sale prior to the Company's products or that are more effective than those being developed by the Company. Such developments would render the Company's products less competitive or possibly obsolete. If the Company is permitted to commence commercial sales of products, it will also be competing with respect to marketing capabilities and manufacturing efficiency, areas in which it has limited experience.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY INFORMATION

   The Company's ability to compete effectively with other companies is materially dependent on the proprietary nature of the Company's patents and technologies. The Company actively seeks patent protection for its proprietary technology, both in the United States and abroad.

   The patent positions of pharmaceutical firms generally are highly uncertain and involve complex legal and factual questions. No consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. There can be no assurance that the Company will obtain any key patents or other protection or that the patents for which the Company has applied will be granted. The invalidation of key patents or proprietary rights owned by or licensed to the Company could have an adverse effect on the Company and on its business prospects. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by United States patents or proprietary rights owned by or licensed to the Company may differ from those of foreign counterparts. No assurance can be given that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

   The Company also relies on trade secrets, know-how and continuing technological advancement to maintain its competitive position. The Company has entered into confidentiality agreements relating to such information with it employees and consultants. No assurance can be given that such obligations of confidentiality will be honored or that the Company can effectively protect its rights to its unpatented trade secrets. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets.

   The Company may be required to obtain licenses to patents or proprietary rights from third parties. No assurance can be given that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain required licenses, it could encounter delays in product development, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

   In addition, the Company could incur substantial costs in defending any patent infringement suits brought against the Company or in asserting the Company's patent rights, including those granted by third parties, in a suit against another party. The United States Patent and Trademark Office could institute interference proceedings in connection with one or more of the Company's patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The United States Patent and Trademark Office also could institute reexamination proceedings in connection with one or more of the Company's patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of the patents.

   The Company has one granted patent and one pending United States patent application with respect to its male impotency technology (VASOMAX/TM/). The pending application was rejected in a non-final first office action. The Company will have an opportunity to respond to the non-final rejections. Unless further arguments are successful in securing withdrawal of the rejections, however, an appeal to the Board of Patent Appeals and Interferences would have to be successfully pursued to secure issuance of such claims. As with all patent applications, there can be no assurance that a patent directed to that aspect of the VASOMAX/TM/ technology will ultimately issue.

   Additionally, the Company has rights to one issued patent in the United States, India, and Australia, with respect to which applications are pending in several foreign countries. The Company's existing patent is based on products and methods using specific recombinant rabbit zona pellucida peptides. The Company has ten patent applications with respect to zona proteins the Company believes will be useful in developing a human zona pellucida-based contraceptive vaccine. The Company also has filed two patent application for an adjuvant for use with vaccines, as well as a novel drug delivery system.

LITIGATION

   Cause No. 94-021991; Bonita S. Dunbar v. Baylor College of Medicine, et al.; In the 270th Judicial District Court of Harris County, Texas. Briefly, on May 16, 1994, Dr. Bonita Sue Dunbar ("Dunbar") filed suit in Harris County, Texas, naming Baylor College of Medicine ("BCM"), BCM Technologies, Inc. ("BCMT"), Fulbright & Jaworski, The Woodlands Venture Capital Company ("Woodlands"), and Zonagen as defendants (collectively, the "Defendants"). Dunbar is a cellular and molecular biologist who has been employed by BCM as a teacher and research scientist since 1981. During the course of her employment at BCM, Dunbar developed technologies relating to the use of certain recombinant zona pellucida peptides that were assigned to Zonagen. Dunbar claimed, among other things, that her assignment of the patent rights was induced by statutory and constructive fraud and a civil conspiracy on the part of the Defendants, seeking damages and rescission of the assignment. Dunbar also included a separate claim against Zonagen alleging that Zonagen had converted certain of her endometriosis research, seeking unspecified damages in connection with this conversion claim. All of Dunbar's claims have been dismissed except her conversion claim. Dunbar has appealed such dismissals.

PRODUCT LIABILITY EXPOSURE

   Product liability risk will be a major consideration in the testing, manufacturing, marketing and sale of the Company's proposed products. Several products relating to female contraception and other products related to the female reproductive system have been the subject of class action lawsuits based on product liability claims. The Company's potential product liability exposure is heightened because the Company is currently conducting human clinical trials on its proposed male impotency treatment. Although the Company believes that the risks of harm to any participants in those trials is small because the drug being used for the treatment has been approved by the FDA for the treatment of other conditions, and because the Company employs stringent screening procedures to assure that the subjects of its human clinical trials are not likely to have adverse reactions to the drug, there can be no assurance that a participant in the Company's human clinical trials might not be harmed. Product liability insurance for the pharmaceutical and diagnostic industries, when available, is expensive. The Company currently carries $10,000,000 of product liability insurance for its male impotency clinical development. No assurance can be given that this insurance coverage is adequate and that a product liability claim would not have a material adverse effect on the business or financial condition of the Company.

UNCERTAINTY OF MARKET ACCEPTANCE; ANTICIPATED DEPENDENCE ON THIRD PARTIES FOR MARKETING; LIMITED MARKETING EXPERIENCE

   Achieving market acceptance for the Company's proposed products will require substantial marketing efforts and the expenditure of significant amounts of funds to inform potential customers, including in some cases third-party distributors, of the distinctive characteristics and benefits of such products. There can be no assurance that the Company's proposed products will ultimately be accepted. There can be no assurance that the Company will be able to obtain satisfactory arrangements with third-party distributors for the marketing of its products or that the Company will realize substantial revenues from sales by third-party distributors. In as much as the Company had no experience in marketing human or veterinary pharmaceuticals before its acquisition of FTI, there can be no assurance that the Company will be able to market its products successfully.

NO ASSURANCE OF ADEQUATE THIRD-PARTY REIMBURSEMENT

   The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of the products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payers are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payers may not authorize reimbursement for the Company's products even if they offer advantages in safety or efficiency. Also, the trend toward managed healthcare and government insurance programs significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for the Company's products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect the Company's ability to sell its products and may have a material adverse effect on the Company. There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payers will not reduce the demand for, or negatively affect the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company. The Company is unable to forecast what additional legislation or regulation relating to the healthcare industry or third party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on the Company's business.

RELIANCE ON THIRD PARTY MANUFACTURERS

   The Company currently manufacturers limited amounts of proteins that are required for its present research and development needs. However, the Company does not own any manufacturing facilities and relies on third party manufacturers to produce certain of its products for both research and development, including Phentolamine, which is the pharmacological compound used in VASOMAX/TM/. Unless the Company is able to develop an in-house manufacturing capability or is able to identify and qualify alternative contract manufacturers, the Company may be entirely dependent upon a small number of manufacturers for its supply of Phentolamine and other products. There can be no assurance that the Company's reliance on these manufacturers will not result in problems with product supply. Interruptions in the availability of Phentolamine could delay or prevent the development and commercial marketing of VASOMAX/TM/, which would have a material adverse effect on the Company.

LIMITED PUBLIC MARKET FOR COMMON STOCK; VOLATILITY OF  COMMON STOCK PRICES

   Historically, the Common Stock has experienced low trading volumes. The market price of the Common Stock also has been highly volatile and it is likely to continue to be highly volatile. Factors such as announcements by the Company or its competitors concerning technological innovations, results of clinical trials, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of the Common Stock. In addition, the market prices of equity securities of biotechnology companies generally have been highly volatile. Such volatility often is unrelated to the individual performance of such companies. Thus, the market price of the Common Stock may be subject to volatility which bears no relation to the Company's actual operations or financial results.

POSSIBLE DELISTING FROM NASDAQ AND MARKET ILLIQUIDITY

   The Common Stock is quoted on the Nasdaq Small Cap Market. Continued inclusion of such securities on the Nasdaq Small Cap Market will require that
(i) the Company maintain at least $2,000,000 in total assets, and $1,000,000 in capital and surplus; (ii) the minimum bid price for the Common Stock be at least $1.00 per share; (iii) the public float consist of at least 100,000 shares of Common Stock, valued in the aggregate at more than $200,000; (iv) the Common Stock have at least two active market makers; and (v) the Common Stock be held by at least 300 holders. If the Company is unable to satisfy such maintenance requirements, the Company's securities may be delisted from the Nasdaq Small Cap Market. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired.

CONCENTRATION OF STOCK OWNERSHIP

   As of November 30, 1996, the Company's officers, directors, and principal stockholders beneficially owned approximately 29% of the Company's Common Stock. Including the voting rights of the Series A Preferred Stock and the Series B Preferred Stock, the Company's officers, directors, and principal stockholders beneficially owned approximately 24%. As a result, such persons will have a substantial influence over matters that come before a vote of the stockholders of the Company.

ADVERSE EFFECT OF SUBSTANTIAL SALES OF SHARES OF COMMON STOCK


   Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. Of the 5,757,336 shares of Common Stock issued and outstanding as of November 30, 1996, approximately 5,667,336 shares are freely tradable or are otherwise eligible for resale in the public market pursuant to an effective registration statement under the Securities Act or (subject to certain volume of sale, manner of sale and notice limitations) pursuant to Rule 144 under the Securities Act. The holder of 90,000 shares of Common Stock has agreed not to sell in excess of 15% of such shares per quarter on a non-cumulative basis.


   The Company has issued options to purchase an aggregate of 621,355 shares of Common Stock. As of November 30, 1996, options exercisable for approximately 328,803 shares of Common Stock were vested. The shares issuable upon exercise of options have been registered under the Securities Act, and upon issuance, will be subject to immediate resale into the public market without restriction.

   In September and October 1996, the Company issued an aggregate of 1,692,500 shares of Series B Preferred Stock and warrants to purchase an additional 169,250 shares of Series B Preferred Stock. As of the date of this Prospectus, an aggregate of 2,810,119 shares of Common Stock were issuable upon conversion of such shares of Series B Preferred Stock (including the shares of Series B Preferred Stock issuable upon the exercise of warrants). The Company has registered the resale of such shares pursuant to the registration statement of which this Prospectus is a part.

   As final payment for the Company's acquisition of FTI, the Company has agreed to issue shares of Common Stock with an aggregate value of $3.0 million (determined by reference to the average closing price of the Common Stock during the 30 day period ending January 15, 1997) on January 31, 1997. The Company has registered the resale of such shares pursuant to the registration statement of which this Prospectus is a part. The resale of such shares is subject to a contractual limitation that prohibits the sale of more than 15% of such shares in any fiscal quarter on a non-cumulative basis.

                                USE OF PROCEEDS

   The Company will not receive any proceeds from sales, if any, of Common Stock by the Selling Securityholders to the public. Upon the exercise of certain warrants to acquire up to 169,250 shares of Series B Preferred Stock that is convertible into Shares registered hereunder, the Company will receive the exercise price of $11.00 per share of Series B Preferred Stock acquired, subject to the right of the holders of such warrants to exercise such warrants by way of a "cashless exercise" by surrendering a portion of such warrant in lieu of the payment of the cash exercise price thereof. The costs and expenses incurred in connection with the registration under the Securities Act of the offering described herein are estimated to be $32,000, and will be paid by the Company. Each Selling Securityholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of Shares by such party.

                            SELLING SECURITYHOLDERS

   The following table sets forth the name of each Selling Securityholder , the number of shares of Common Stock (including the shares issuable upon conversion of Series B Preferred Stock) beneficially owned by each Selling Securityholder as of the date of this Prospectus, the number of shares of Common Stock being offered by each Selling Securityholder hereby, and the percentage of the Company's Common Stock to be beneficially owned by each Selling Securityholder after the offering (assuming that all shares subject to this Prospectus are sold). Common Stock ownership information is based solely upon reports furnished to the Company by the respective stockholders pursuant to the rules of the Commission.

   The shares of Common Stock offered hereby include up to (i) 2,810,119 shares (subject to adjustment as described in "Description of Capital Stock-Series B Preferred Stock-Conversion") of Common Stock issuable upon the conversion of the Company's Series B Preferred Stock, (ii) 19,512 shares of Common Stock issued in accordance with the Assignment Agreement between Gamogen, Inc. and the Company dated April 13, 1994 (the "Gamogen Agreement") and (iii) a number of shares of Common Stock with an aggregate value of $3.0 million (determined by reference to the average closing price of the Common Stock during the 30 day period ending January 15, 1997) issuable on January 31, 1997 as the final payment under the Stock Exchange Agreement for Purchase of Fertility Technologies, Inc. dated October 13, 1994 (the "FTI Agreement").

   In September and October 1996, the Company issued an aggregate of 1,692,500 shares of Series B Preferred Stock in a private placement to accredited investors. In connection with the private placement, the Company issued warrants to designees of Paramount Capital, Inc. ("Paramount"), the placement agent for the private placement, entitling such designees of Paramount to purchase an aggregate of 169,250 additional shares of Series B Preferred Stock at an exercise price of $11.00 per share. Of the 2,810,119 shares (subject to adjustment) of Common Stock offered hereby that are issuable upon conversion of the Series B Preferred Stock, 2,554,648 shares are issuable upon conversion of the 1,692,500 shares of Series B Preferred Stock sold in the private placement and 255,471 shares are issuable upon conversion of the shares of Series B Preferred Stock issuable upon exercise of the warrants issued to designees of Paramount.


                                                         NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF
                                                         OF COMMON STOCK    OF COMMON STOCK      COMMON STOCK
                                                        BENEFICIALLY OWNED  COVERED BY THIS   BENEFICIALLY OWNED
                         NAME                           PRIOR TO OFFERING      PROSPECTUS       AFTER OFFERING
------------------------------------------------------  ------------------  ----------------  -------------------
Shares of Common Stock issuable upon the conversion
of shares of the Company's Series B Convertible
Preferred Stock (1)

Leonard J. Adams......................................              15,384            15,094          *
Ross D. Ain...........................................               2,264             2,264          *
My Seven Children, Inc................................               7,547             7,547          *
Armen Partners L.P....................................              75,471            75,471          *
Ashton Investments Limited............................              32,888            30,188          *
Mark Berg.............................................              15,094            15,094          *
Rafael Gonzales Calvillo..............................               1,509             1,509          *
Theron T. Chapman for Trust T.T. Chapman Jr. Trustee..              15,094            15,094          *
Teddy Chasanoff.......................................               3,773             3,773          *
Robert J. Conrads.....................................               7,547             7,547          *
Essex/Woodlands Health Care Ventures, L.P.............             301,886/(2)/      301,886          *
Richard G. David......................................              40,783            15,094          *
Domaco Venture Capital Fund...........................               7,547             7,547          *
Lion Tower Corporation................................              30,188            30,188          *
Bios Equity Fund, L.P.................................              37,735            37,735          *
Palmetto Partners, Ltd................................              30,188            30,188          *

                                                         NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF
                                                         OF COMMON STOCK    OF COMMON STOCK      COMMON STOCK
                                                        BENEFICIALLY OWNED  COVERED BY THIS   BENEFICIALLY OWNED
                         NAME                           PRIOR TO OFFERING      PROSPECTUS       AFTER OFFERING
------------------------------------------------------  ------------------  ----------------  -------------------
Edward Dworetsky......................................               7,547             7,547          *
Norma Dworetzky.......................................               7,547             7,547          *
Nathan Eisen & Rose Eisen JTWROS......................               7,547             7,547          *
Mitchell Fishbach.....................................              34,773             3,773          *
S. Edmond Farber "S"..................................               6,943             3,773          *
Elliot L. Fatoullah...................................               1,886             1,886          *
Ronald Fatoullah......................................               1,886             1,886          *
Bridgewater Partners, L.P.............................              15,094            15,094          *
Anthony Gerace........................................               3,773             3,773          *
Metal Worldwide Corp..................................               7,547             7,547          *
Stephen A. Goldberg...................................               7,547             7,547          *
Barry L. Goldin.......................................               3,773             3,773          *
Michael J. Gordon.....................................               3,773             3,773          *
Robert P. Gordon......................................              15,094            15,094          *
John S. & Francine Gross, JTWROS......................               3,773             3,773          *
Norton F. Hight.......................................               3,773             3,773          *
Randall W. Hight......................................               3,773             3,773          *
Holden Securities, Inc................................               1,509             1,509          *
The 1992 Houston Partnership, L.P.....................               7,547             7,547          *
Superius Securities Group, Money Purchase Plan, Inc...              15,094            15,094          *
Mary Jo Hughes........................................              15,094            15,094          *
Caduceus Capital, L.P.................................              30,188            30,188          *
Karpa Group, Inc......................................              75,471            75,471          *
Peter L. Jensen.......................................               3,773             3,773          *
Jack Judge............................................               3,773             3,773          *
Patrick M. Kane.......................................               3,773             3,773          *
Amram Kass P.C. Defined Benefit Pension Plan..........               7,547             7,547          *
Melvin L. Katten......................................               3,773             3,773          *
Ruth Peyser...........................................               3,773             3,773          *
Jay Kestenbaum........................................               7,547             7,547          *
Stevens Knox & Associates, Inc........................              15,094            15,094          *
David Kolasky.........................................               1,509             1,509          *
Gwen S. Korovin.......................................               3,773             3,773          *
Andrew Laurence.......................................               3,773             3,773          *
Ronald M. Lazar & Barbara A. Lazar, JTWROS............               5,435             2,264          *
F & Co., Inc. Cust. for Ronald M Lazar IRA............               2,264             2,264          *
Benjamin Lehrer.......................................               3,773             3,773          *
Albert Lemer..........................................               3,773             3,773          *
C.S.L. Associates, L.P................................              15,094            15,094          *
Alfredo Livas.........................................               2,264             2,264          *
Harris R.L. Lydon.....................................               3,773             3,773          *
Henry Maier...........................................               1,886             1,886          *
Marjac Investments, Inc...............................              15,094            15,094          *
Reuben Mark...........................................              15,094            15,094          *
Matthew McCaffrey.....................................               1,886             1,886          *
John P. McNiff........................................              15,094            15,094          *
International Investment Fund.........................               6,037             6,037          *
Michael C. Miles......................................               3,773             3,773          *

                                                         NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF
                                                         OF COMMON STOCK    OF COMMON STOCK      COMMON STOCK
                                                        BENEFICIALLY OWNED  COVERED BY THIS   BENEFICIALLY OWNED
                         NAME                           PRIOR TO OFFERING      PROSPECTUS       AFTER OFFERING
------------------------------------------------------  ------------------  ----------------  -------------------
Albert Milstein.......................................               9,347             7,547          *
Steven Montesi........................................               7,547             7,547          *
Mova Investments, Ltd.................................              15,094            15,094          *
Arthur J. Nagle.......................................               3,773             3,773          *
Joseph A. Natiello....................................              15,094            15,094          *
Old Oly, JV...........................................               7,547             7,547          *
John S. Osterweis, Trustee for the Osterweis..........               7,547             7,547          *
  Revocable Trust,  U/A dated 9/13/93
Paul D. and Rebecca L. Ostrovsky......................               3,773             3,773          *
Steven Ostrovsky......................................               7,547             7,547          *
P.A.W. Offshore Fund, Ltd.............................              22,641            22,641          *
William H. & Catherine D. Peterson, JTWRS.............               3,773             3,773          *
Carlos Plancarte G.N., Leonor P. Demarvan JTWROS......               3,773             3,773          *
Delaware Charter Guarantee C/F Anthony G. Polak IRA...               3,773             3,773          *
Anthony G. Polak "S"..................................               6,943             3,773          *
Delaware Charter Guarantee FBO Jack Polak Profit
  Sharing Plan  ......................................               3,773             3,773          *
Alexander Pomper......................................              30,188            30,188          *
Bruce Pomper..........................................              90,566            90,566          *
EDJ Limited...........................................               9,056             9,056          *
Porter Partners.......................................              36,226            36,226          *
Tis Prager............................................               7,547             7,547          *
Keys Foundation.......................................              60,377            60,377          *
Delaware Charter Guarantee & Tr. Co. C/F
  Charles G. Re PSP...................................               5,283             5,283          *
June Reich............................................               3,773             3,773          *
Arthur C. Reichstetter................................              22,641            22,641          *
Michael H. Richmond...................................              17,843             7,547          *
Magnum Capital Growth Fund............................               3,773             3,773          *
RHL Associates, L.P...................................               7,547             7,547          *
RL Capital Partners...................................              11,320            11,320          *
Marion Roffer.........................................               7,547             7,547          *
Arterio, Inc..........................................               7,547             7,547          *
Jonathan E. Rothschild................................               7,547             7,547          *
Richard G. Rudolf.....................................               3,773             3,773          *
David W. Ruttenberg...................................               3,773             3,773          *
Wayne Saker...........................................              15,094            15,094          *
Roy & Marlena Schaeffer...............................               7,547             7,547          *
Glenn Schlossberg.....................................               3,773             3,773          *
Andrew W. Schonzeit...................................               7,547             7,547          *
Drs. H.L. & D.M. Shaw.................................               7,547             7,547          *
J.F. Shea Co., Inc. as Nominee 1996-41................              75,471            75,471          *
First Hawaiian Bank Trustee for Zippy's Inc. Profit
  Sharing Plan........................................              27,094            15,094          *
C.W. Spelke...........................................               7,547             7,547          *
Murray & Clare Stadtmauer.............................               3,773             3,773          *
Joseph Strassman & Barbara Strassman..................              37,735            37,735          *

                                                         NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF
                                                         OF COMMON STOCK    OF COMMON STOCK      COMMON STOCK
                                                        BENEFICIALLY OWNED  COVERED BY THIS   BENEFICIALLY OWNED
                         NAME                           PRIOR TO OFFERING      PROSPECTUS       AFTER OFFERING
------------------------------------------------------  ------------------  ----------------  -------------------
Michele Tarica........................................               3,773             3,773          *
Herman Tauber.........................................              22,641            22,641          *
Myron M. Teitelbaum, M.D..............................               5,660             5,660          *
SBSF Biotechnology Partners, L.P......................              15,094            15,094          *
SBSF Biotechnology Fund, L.P..........................             150,943           150,943          *
Alyce P. Twomey.......................................               1,886             1,886          *
Jack Uram.............................................               7,873             3,773          *
Mark and Sallie L. Walko..............................               7,547             7,547          *
Saul Waring...........................................               7,547             7,547          *
Buchanan Fund Limited.................................              37,735            37,735          *
Buchanan Partners Limited.............................              37,735            37,735          *
Robert J. Whetten.....................................               7,547             7,547          *
Izaak Wilder..........................................               3,773             3,773          *
David & Susan Wilstein, Trustees of the Century
  Trust dated 2/19/94.................................              15,094            15,094          *
John W. Webster.......................................               1,509             1,509          *
Robert B. Wolford.....................................               3,773             3,773          *
Honolulu Academy of Arts-Anna C. Cooke
  Endowment Fund......................................              25,094            15,094          *
Bruce H. Yaffe........................................               3,773             3,773          *
Jonathan & Lyudmila Young, JTWROS.....................               7,547             7,547          *
Archibald Cox, Jr.....................................              37,735            37,735          *
MDBC Capital Corp.....................................               7,547             7,547          *
Shelly Garfinkel......................................              10,000             7,547          *
Robert S. Shapiro.....................................               1,886             1,886          *
Douglas M. Bern.......................................               2,264             2,264          *
Barry Birbrower.......................................               7,547             7,547          *
Kevin E. Boyle........................................               7,547             7,547          *
Thomas L. Cassidy IRA Rollover........................               7,547             7,547          *
Gibralt Holdings Ltd..................................              15,094            15,094          *
The Gordon Fund, L.P..................................               7,547             7,547          *
Richard B. Gould......................................               3,773             3,773          *
Donald R. Kendall, Jr.................................               3,018             3,018          *
Frederick J. Korniewicz...............................               7,547             7,547          *
William G. McCahey and Lisa Krivacka JTWROS...........               3,773             3,773          *
Alfred D. Morgan Trust................................               1,509             1,509          *
Wolfe F. Model........................................               1,886             1,886          *
Alfred Olonoff........................................               7,547             7,547          *
Pequot Scout Fund, LP.................................              60,377            60,377          *
Paul Schneider........................................              15,547             7,547          *
Bernard Selz..........................................              22,641            22,641          *
Bernard Selz IRA Rollover.............................              22,641            22,641          *
Howard Sobel..........................................               3,773             3,773          *
Hindy Taub............................................               7,547             7,547          *
Valori Associates, Inc................................               3,773             3,773          *
David & Susan Wilstein, Trustees of the Century
  Trust dated 12/19/94................................              15,094            15,094          *
Ronald S. Baruch......................................               4,528             4,528          *

                                                         NUMBER OF SHARES        NUMBER OF SHARES          PERCENTAGE OF
                                                         OF COMMON STOCK         OF COMMON STOCK           COMMON STOCK
                                                        BENEFICIALLY OWNED       COVERED BY THIS        BENEFICIALLY OWNED
                         NAME                           PRIOR TO OFFERING           PROSPECTUS            AFTER OFFERING
------------------------------------------------------  ------------------       ----------------       -------------------
JRK Financial Corporation.............................               7,547                 7,547                *
Calvert D. Crary......................................              15,094                15,094                *
Albert Fried & Co.....................................              52,830                52,830                *
Kent M. Hamilton......................................               3,773                 3,773                *
Golex Holding.........................................              30,188                30,188                *
The Aries Trust.......................................             185,423/(3)/          116,226/(3)/         1.2%
Aries Domestic Fund, LP...............................              80,108/(4)/           49,811/(4)/           *
Jeffrey S. Gutfreund..................................              15,094                15,094                *
Leonard Wilstein, TTEE, Joyce Wilson, TTEE of the
  Lovejoy Trust U/A dated 4/6/95......................              30,188                30,188                *
Lindsay A. Rosenwald, M.D.............................             184,410/(5)/          103,658/(5)/         1.4%
Michael S. Weiss......................................              29,580/(5)/           15,149/(5)/           *
Wayne L. Rubin........................................              25,887/(5)/           15,122/(5)/           *
Lauren Youner.........................................                 528/(5)/              528/(5)/           *
David Walner..........................................               3,109/(5)/            3,109/(5)/           *
John Knox.............................................                 528/(5)/              528/(5)/           *
Jeffrey Levine........................................               5,789/(5)/            5,789/(5)/           *
Joseph Edelman........................................              11,081/(5)/            3,533/(5)/           *
Mark Abeshouse........................................                  66/(5)/               66/(5)/           *
Bernard Gross.........................................               5,019/(5)/            5,019/(5)/           *
Stephen McDermott.....................................                  53/(5)/               53/(5)/           *
Timothy McInerney.....................................             110,007/(5)/           50,506/(5)/           *
DH Blair..............................................               4,717/(5)/            4,717/(5)/           *
Spenser, Trask Securities.............................               4,151/(5)/            4,151/(5)/           *
Deborah Solomon.......................................                 660/(5)/              660/(5)/           *
Peter Kash............................................               5,707/(5)/            4,727/(5)/           *
Marc Florin...........................................               1,585/(5)/            1,585/(5)/           *
Karl Ruggeberg........................................               3,223/(5)/            2,196/(5)/           *
Scott Katzmann........................................              37,671/(5)/           19,370/(5)/           *
                                                                                       --------------
     Subtotal.........................................                                 2,810,119
                                                                                       --------------

Shares of Common Stock issued in accordance with the Gamogen Agreement

Timothy McInerney.....................................             110,007/(5)/            6,001
E. Justin Kelly.......................................               4,000                 4,000
S. Edmond Farber......................................               6,943                 3,170
Anthony G. Polak......................................               6,943                 3,170
Ronald M. and Barbara A. Lazar........................               5,435                 3,171
                                                                                       --------------
     Subtotal                                                                              19,512
                                                                                       --------------

Shares of Common Stock issuable to satisfy the final payment terms of the FTI Agreement

J. Tyler Dean                                                       90,000/(6)/          279,069/(7)/         1.6%
                                                                                       --------------
       TOTAL  (1)(7)                                                                       3,145,420
                                                                                       ==============

------------------
  *   Less than 1.0%.

/(1)/ The number of shares issuable upon conversion of the Series B
      Preferred Stock is subject to adjustment upon a Reset Event (as defined below) and under certain other circumstances, as described in "Description of Capital Stock-Series B Preferred Stock-Conversion." All of the shares issuable upon conversion of the Series B Preferred Stock (including any additional shares issuable as a result of a Reset Event or other adjustment) are covered by this Prospectus and the Registration Statement of which it is a part.
/(2)/ Excludes 670,080 shares of Common Stock beneficially owned by
      The Woodlands Venture Fund, L.P.
/(3)/ Includes 10,566 shares of Common Stock issuable upon conversion of Series
      B Preferred Stock issuable upon exercise of Paramount warrants.
/(4)/ Includes 4,528 shares of Common Stock issuable upon conversion of Series B
      Preferred Stock issuable upon exercise of Paramount warrants.
/(5)/ The number of shares beneficially owned prior to offering includes, and the number of shares covered by this Prospectus represents, shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock issuable upon exercise of Paramount warrants.
/(6)/ Does not include the shares of Common Stock issuable to satisfy the final payment terms of the FTI Agreement.
/(7)/ The number of shares issuable as the final payment under the FTI
      Agreement will be determined by reference to the average closing price of the Common Stock during the 30 day period ending January 15, 1997. The number of shares set forth in the table assumes that the average closing price during each period is equal to the $10.75 per share closing price of the Common Stock on December 3, 1996.

                            -----------------------



   Except as set forth below, no Selling Securityholder has held any position or office, or has had any material relationship with the Company or any of its affiliates within the past three years. Martin P. Sutter is the Chairman of the Board of Directors of the Company and a general partner of Essex/Woodlands Health Care Ventures, L.P. Mr. Sutter is also managing general partner of The Woodlands Venture Partners, L.P., a general partner of The Woodlands Venture Fund, L.P., and an affiliate of The Woodlands Venture Capital Company. Paramount served as the placement agent for private placement of the Series B Preferred Stock. The following Selling Securityholders are registered representatives or employees of Paramount: Lindsay A. Rosenwald, M.D., Michael S. Weiss, Wayne L. Rubin, Lauren Youner, David Walner, John Knox, Jeffrey Levine, Joseph Edelman, Mark Abeshouse, Bernard Gross, Stephen McDermott, Timothy McInerney, Deborah Solomon, Peter Kash, Marc Florin, Karl Ruggeberg and Scott Katzmann. Paramount Capital Asset Management, Inc. is the general partner of the Aries Domestic Fund, L.P. and the investment manager of the Aries Trust. Lindsay A. Rosenwald, M.D., the sole stockholder of the Paramount, is also the sole stockholder of Paramount Capital Asset Management, Inc. Paramount Capital Asset Management, Inc. and Dr. Rosenwald disclaim any beneficial ownership of shares owned by the Aries Domestic Fund, L.P. and the Aries Trust, except to the extent of their pecuniary interest therein.
                              PLAN OF DISTRIBUTION

   The Selling Securityholders may offer the shares of Common Stock subject to this Prospectus from time to time for their own account in transactions on The Nasdaq Small Cap Market or the Pacific Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The methods by which the shares may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iv) privately negotiated transactions.


   None of the proceeds from the sale of the shares of Common Stock subject to this Prospectus by the Selling Securityholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the Selling Securityholders. The Selling Securityholders and any broker-dealers participating in the distribution of the shares of Common Stock subject to this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by the Selling Securityholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

   The shares of Common Stock subject to this Prospectus have not been registered for sale by the Selling Securityholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

   If underwriters are used in any offering of shares of Common Stock, the underwriter or underwriters with respect to such offering will be named in a Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the shares of Common Stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such Common Stock, although such a firm may participate in the distribution of such Common Stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of Common Stock will (i) entitle the underwriters to indemnification by the Company and the Selling Securityholders against certain civil liabilities under the Securities Act; (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent; and (iii) provide that the underwriters will be obligated to purchase all shares of such Common Stock so offered if any shares are purchased. If underwriters are used in any offering of Common Stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

   Underwriters, brokers and dealers may engage in transactions with or perform services for the Company in the ordinary course of business.

   Offers to purchase Common Stock may be solicited, and sales thereof may be made, by the Selling Securityholders directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Certain of such purchasers may be deemed to be underwriters with respect to any resale by them of Common Stock so acquired. This Prospectus may be delivered by any such purchaser in connection with any such resales. Such resales may be through underwriters, brokers or dealers, or directly to one or more purchasers, all in the manner described above.

                         DESCRIPTION OF CAPITAL STOCK

   The Company's Restated Certificate of Incorporation provides for authorized capital stock of 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value $.001 per share (the "Common Stock") and 5,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

   Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Company's board of directors out of funds legally available therefor. Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of Common Stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

   The board of directors has the authority to cause the Company to issue up to the authorized number of shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock.

SERIES A PREFERRED STOCK

   In October 1995, the board of directors authorized the issuance of up to 770,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). Pursuant to the terms of the Series A Preferred Stock, the Company had the right at any time after October 19, 1996 to cause the Series A Preferred Stock to be converted in whole at any time, or in part from time to time, on a pro rata basis, into shares of Common Stock if the closing price of the Common Stock exceeded 150% of the then applicable conversion price of the Series A Preferred Stock for at least 20 trading days in any 30 consecutive trading day period. The Company exercised the right to cause the mandatory conversion of the Series A Preferred Stock by delivering notice thereof on November 1, 1996, as a result of which all outstanding shares of Series A Preferred Stock that had not previously been converted into Common Stock were converted into Common Stock effective November 25, 1996. As a result, the Series A Preferred Stock has been restored to the status of authorized but undesignated preferred stock.

SERIES B PREFERRED STOCK

   The board of directors has authorized the issuance of up to 2,000,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"), the rights, preferences and characteristics of which are as follows:

   Dividends. The holders of Series B Preferred Stock will be entitled to receive dividends as, when and if declared by the board of directors out of funds legally available therefor. No dividend or distribution, as the case may be, will be declared or paid on any junior stock unless the dividend also is paid to holders of the Series B Preferred Stock. The Company does not intend to pay cash dividends on the Series B Preferred Stock.

   Conversion. Shares of Series B Preferred Stock are initially convertible at the option of the holders thereof into shares of Common Stock at an initial conversion price of $6.625 (the "Preferred Conversion Price") based on the $10.00 purchase price for each share of Series B Preferred Stock. Thus, the initial conversion ratio is 1.5094 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustments arising from changes in the Preferred Conversion Price. The Preferred Conversion Price is subject to adjustment upon the occurrence of a merger, reorganization, consolidation, reclassification, stock dividend or stock split which will result in an increase or decrease in the number of shares of Common Stock outstanding. In addition, the Preferred Conversion Price is subject to adjustment on October 11, 1997 (the "Reset Date") if the average daily trading price of the Common Stock for the thirty days immediately preceding the Reset Date (the "Twelve Month Trading Price") is less than 130% of the then applicable Preferred Conversion Price ("Reset Event"). Upon a Reset Event, the then applicable Preferred Conversion Price will be reduced to equal to the greater the (i) Twelve Month Trading Price divided by 1.3 and (ii) 50% of the then applicable Preferred Conversion Price.

   Mandatory Conversion. The Company has the right at any time after the Reset Date to cause the Series B Preferred Stock to be converted in whole at any time, or in part from time to time, on a pro rata basis, into shares of Common Stock if the closing price of the Common Stock exceeds 150% of the then applicable Preferred Conversion Price for at least 20 trading days in any 30 consecutive trading day period.

   Liquidation. Upon (i) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Company is not the surviving entity or the shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into other stock or securities and/or any other property after payment or provision for payment of the debts and other liabilities of the Company (a "Liquidation Event"), the holders of the Series B Preferred Stock then outstanding will first be entitled to receive, pro rata (on the basis of the number of shares of the Series B Preferred Stock then outstanding), and in preference to the holders of the Common Stock and any other series of preferred stock junior to the Series B Preferred Stock, an amount per share equal to $13.00. Second, the holders of shares of the Common Stock and any other shares of participating preferred stock then outstanding will be entitled to receive such preference to which they are entitled according to their terms. Third, the holders of Series B Preferred Stock, the Common Stock and any other shares of participating preferred stock then outstanding will share any remaining assets of the Company on a pari passu, as converted, basis.

   Voting Rights. The holders of the Series B Preferred Stock have the right at all meetings of stockholders to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock at the record date for determination of the stockholders entitled to vote. So long as a majority of the shares of Series B Preferred Stock remain outstanding, the holders of 66 2/3% of the Preferred Stock are entitled to approve (i) the issuance of any securities of the Company senior to or on parity with the Series B Preferred Stock, (ii) any alteration or change in the rights or preferences or privileges of the Series B Preferred Stock or (iii) the declaration or payment of any dividend on any junior stock or the repurchase of any securities of the Company. Except as provided above or as required by applicable law, the holders of the Series B Preferred Stock will be entitled to vote together with the holders of the Common Stock and not as a separate class.

                                 LEGAL MATTERS

   Certain legal matters with respect to the validity of the Common Stock offered hereby are being passed on for the Company by Andrews & Kurth, L.L.P., The Woodlands, Texas.

                                    EXPERTS

   The financial statements incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K/A-1 for the year ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in giving such report.

   The financial statements of the Company incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K/A-1 for the year ended December 31, 1995, to the extent and for the period indicated in their report, have been audited by Ernst & Young LLP, independent auditors, and are incorporated herein by reference in reliance upon their report given upon the authority of such firm as experts in accounting and auditing.

===============================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL AT ANY TIME IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                           ------------------------



                               TABLE OF CONTENTS


                                                  Page
                                                 ------
Available Information                               2
Incorporation of Certain Documents                  2
  by Reference                                      2
The Company                                         4
Risk Factors                                        4
Use of Proceeds                                    11
Selling Securityholders                            12
Plan of Distribution                               17
Description of Capital Stock                       19
Legal Matters                                      20
Experts                                            20

===============================================================================

===============================================================================


                                 ZONAGEN, INC.


                                 COMMON STOCK



                          --------------------------

                              P R O S P E C T U S

                          --------------------------



                               December 9, 1996


===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:


SEC registration fee............................................   $    17,561
Legal fees and expenses.........................................         6,000
Blue Sky fees and expenses (including legal expenses)...........           -
Accounting fees and expenses....................................         6,000
Miscellaneous...................................................         2,439
                                                                   -----------
      Total.....................................................   $    32,000
                                                                   ===========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

        In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matters as to which such person shall have been adjudged liable to the corporation, except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

        The statute does not permit indemnification unless the person seeking indemnification has acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

        The Company's Restated Certificate of Incorporation and Restated Bylaws require the Company to indemnify the Company's directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, the Company may change the standard of indemnification only to the extent that such amended statute or law permits the Company to provide broader indemnification rights to the Company's directors. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under its Restated Certificate of Incorporation and Restated Bylaws.

The Company's Restated Certificate of Incorporation limits the personal liability of a director to the Company or its stockholders to damages for breach of the director's fiduciary duty.


ITEM 16.  EXHIBITS.

          The following is a list of all the exhibits filed as part of the Registration Statement.

          EXHIBITS

          Number
          ------

            5.1  -  Opinion of Andrews & Kurth L.L.P., as to the validity of the Common Stock.
           23.1  -  Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).
           23.2  -  Consent of Arthur Andersen LLP.
           23.3  -  Consent of Ernst & Young LLP.
           24.1 - Power of Attorney (included as part of the signature page of this Registration Statement).

ITEM 17.  UNDERTAKINGS.

          (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement ;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas on December 5, 1996.

                                       ZONAGEN, INC.


                                       By: /s/ Joseph S. Podolski
                                           ----------------------
                                           Joseph S. Podolski
                                           President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 5, 1996.

  SIGNATURE                                               TITLE
  ---------                                               -----
/s/ Martin P. Sutter*                     Chairman of the Board of Directors
-----------------------
Martin P. Sutter

/s/ Joseph S. Podolski                 Director, President and Chief Executive
-----------------------                  Officer (Principal Executive Officer)
Joseph S. Podolski

                                      Vice President - Business Development and
/s/ Louis Ploth, Jr.               Chief Financial Officer (Principal Accounting
-----------------------                Officer and Principal Financial Officer)
Louis Ploth, Jr.

/s/ David B. McWilliams*                                 Director
-----------------------
David B. McWilliams

/s/ Steven Blasnik*                                      Director
-----------------------
Steven Blasnik

/s/ David Ortlieb*                                       Director
-----------------------
David W. Ortlieb

/s/ Allan D. Rudzik*                                     Director
-----------------------
Allan D. Rudzik

*/s/ Joseph S. Podolski
-----------------------
Joseph S. Podolski
Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                              DESCRIPTION
---------                           -----------
 5.1 Opinion of Andrews & Kurth L.L.P. as to the validity of the Common Stock

23.1             Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)

23.2             Consent of Arthur Andersen LLP

23.3             Consent of Ernst & Young LLP

24.1 Power of Attorney (included as part of the signature page of this Registration Statement).